UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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United States Steel Corporation
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United States Steel Corporation (“U. S. Steel” or the “Company”) today issued a revised letter to stockholders, updating and correcting an error inadvertently included in the letter previously issued by the Company on March 24, 2025 (the “Initial Letter”). The Initial Letter included a sentence making allegations regarding a proxy contest previously run by Fred DiSanto, including incorrectly stating that this conduct resulted in a claim by the Securities and Exchange Commission. These allegations in fact relate to claims made by a private plaintiff under an Ohio state law with respect to a campaign conducted by Ancora at another issuer, with respect to which defendants were granted summary judgment in their favor. The matter is on appeal. In addition, the Initial Letter stated that Jamie Boychuk was a board member at CSX during the deterioration of quarterly mainline accident rate at CSX. During the relevant time period, Mr. Boychuk was an executive officer of CSX rather than a Board Member. The letter has been revised to remove the relevant sentence relating to Mr. DiSanto and to update for Mr. Boychuk’s role at CSX. U. S. Steel regrets and apologizes for the errors.

The revised letter appears below.

Dear Fellow U. S. Steel Stockholders,

On May 6, 2025, U. S. Steel is scheduled to hold our Annual Meeting of Stockholders (the “Annual Meeting”), where you, our U. S. Steel stockholders, will have an important choice regarding the future of U. S. Steel.

The U. S. Steel Board of Directors (the “Board”) has consistently delivered for our stockholders:

•	Transformed the Company’s legacy business into a must-own asset of significant value. In the past five years, we have expanded from exclusively blast furnace capabilities into a diversified steel producer with 38% of our active domestic flat-rolled capability coming from electric arc furnace (“EAF”) operations, resulting in significantly reduced leverage and sell-side analysts increasing the Company’s standalone average price targets from $11 in 2019[1] to $42 in 2025.[2]

•	Through a balanced capital allocation strategy and focus on maximum value creation, delivered 1-, 3- and 5-year total shareholder returns (“TSR”) above peers following the 2019 launch of our technology transformation led by Dave Burritt. Since Mr. Burritt became President and CEO in May 2017, we have returned $1.6 billion to stockholders via dividends and share repurchases.

•	Conducted a transparent, robust and competitive strategic alternatives review process with 54 potential participants contacted, confidentiality agreements with 19 parties, eight bids of at least $40 per share and a final all-cash bid from Nippon Steel Corp. (“Nippon Steel”) at $55 per share, representing a 142% premium[3] and demonstrating the value of the transformed Company.

•	Continued a thoughtful and deliberate approach to Board refreshment with high quality candidates who act in the best interests of stockholders, including five of our nominees added in the last six years.

The U. S. Steel Board is still fighting to deliver for you by seeking to secure the $55 per share all-cash merger consideration that U. S. Steel stockholders will receive upon the consummation of our transaction with Nippon Steel (the "Transaction").

Recently, Ancora Holdings Group (“Ancora”), an activist hedge fund, launched a proxy fight to take control of our Company by replacing our CEO and the Board of Directors with a slate of unqualified, subpar nominees with connections to a U. S. Steel competitor who previously submitted an inadequate offer to take over the Company and has made it their mission to undermine the Transaction. Ancora is not working in the best interests of all U. S. Steel stockholders.

The U. S. Steel Board of Directors unanimously recommends that U. S. Steel stockholders vote "FOR" all 10 highly qualified U. S. Steel director nominees standing for election at the Annual Meeting on the WHITE proxy card and DISCARD any GOLD proxy cards you may receive from Ancora.

THE CURRENT U. S. STEEL BOARD AND MANAGEMENT TEAM HAVE TRANSFORMED THE BUSINESS INTO A MODERN, INNOVATIVE STEELMAKER OF SIGNIFICANT VALUE

As the CEO of U. S. Steel and with the oversight of the Board of Directors, Dave Burritt has led a bold, strategic transformation that has grown U. S. Steel into the modern, innovative steel producer we are today.

1 Mean research target price as of the end of 2019. Based on 11 sell-side research estimates.

2 Mean research target price as of March 21, 2025. Based on seven sell-side research estimates of the standalone valuation of U. S. Steel.

3 142% premium to U. S. Steel’s unaffected closing stock price on August 11, 2023.

Throughout the Company’s transformation, U. S. Steel strategically:

✓	Acted decisively to enhance the Company’s valuation by investing in EAF capabilities, beginning with the acquisition of Big River Steel. In 2019, we recognized that the path to enhanced stockholder value was to create a diversified steelmaker with both blast furnace and EAF capabilities. EAF steelmaking is more profitable and can better and more cost effectively adjust and respond to market demand. The Big River Steel operations allow us to deliver high performance, innovative steel products to customers in high-margin end markets. Today, Big River Steel and Big River Steel 2 feature four EAFs with over six million tons per year of advanced steelmaking capability. As of year-end 2024, 38% of U. S. Steel’s steel production comes from EAF operations and 62% from blast furnace operations, compared to no EAF operations in 2019.

✓	Streamlined our legacy integrated steelmaking footprint and advanced our lower cost technological capabilities. This work included a ~$2 billion revitalization program, notably at Gary Works and Mon Valley Works, and investments that were focused on delivering improvements in safety, quality, delivery and cost for critical assets in our flat-rolled business.

✓	Divested non-core assets. By exiting ancillary businesses (including the $640 million divestiture of Transtar), we sharpened our focus on creating the most technologically-advanced integrated and EAF operations.

This improved portfolio has resulted in superior financial performance, including:

•	~20% increase in revenue from 2019 to 2024, or ~28% increase in revenue per ton of shipments from 2019 to 2024, against the backdrop of a difficult macro steel market in 2024;

•	Over $7 billion in investible free cash flow generation since 2019 to 2024; free cash flow from Big River has already paid for the acquisition;

•	More than $6.8 billion in debt reduction since 2019 through record margins; and

•	Increased capital returns to stockholders, totaling $1.6 billion returned to stockholders from 2017 to 2024.

This strategic and value-enhancing transformation has been validated by investors and research analysts (with average price targets increasing from $11 at the end of 2019 to $42 in 2025, based on sell-side analyst standalone valuation of U. S. Steel), has driven strong financial returns that are superior to those of our peers and attracted interest from potential buyers which catalyzed the value-maximizing deal with Nippon Steel.

U. S. STEEL’S BOARD HAS DELIVERED VALUE FOR STOCKHOLDERS – TRANSFORMING THE BUSINESS AND CONDUCTING A ROBUST STRATEGIC ALTERNATIVES REVIEW PROCESS

U. S. Steel’s Board is composed of directors with strong track records of value creation at other public companies. U. S. Steel’s directors are proven leaders with relevant and valuable experience: seven have been CEOs of high performing, large public companies, nine have additional public company board experience, five have been CEOs in the sector and one has institutional investor experience. And, as our strategic opportunities have evolved, the directors have also proactively refreshed the Board, including five of our directors having joined in the past six years.

Our Board, alongside the management team, has executed a strategic transformation that has grown U. S. Steel into the modern, innovative steel producer we are today. To oversee management’s performance in executing our strategy, the Board actively engaged in dialogue and provided significant guidance and feedback to the executive management team. This resulted in a transformed U. S. Steel – now a must-own asset of significant strategic value.

This transformation did not go unnoticed, and as a result, in 2023 the Company attracted interest from multiple potential buyers who recognized that our stock price was far below the value of the Company. The Board aggressively and thoroughly reviewed all of its options, engaged leading advisors and designed a strategic alternatives review process that drove the 142% premium all cash transaction with Nippon Steel.

The Board’s thorough strategic alternatives review process involved:

✓	Contacting 54 separate potential counterparties, including 31 strategic parties and 23 financial sponsors;
✓	Constructive engagement with all parties, providing each company with ample opportunities to participate in the process;
✓	Entering into confidentiality agreements with 19 counterparties;
✓	Receiving nine non-binding indications of interest;
✓	Receiving eight bids of at least $40 per share;
✓	Engaging with five final round counterparties; and
✓	Extensive negotiations, thorough due diligence and the receipt of fairness opinions.

The Board transparently evaluated all viable options – and unlike Ancora and its nominees is not beholden to parties with conflicting interests – to deliver the optimal value for YOU, our stockholders. The process culminated in the transaction with Nippon Steel, which maximizes value for stockholders, while also promising the brightest future for U. S. Steel and the American steel industry.

Key highlights of the Nippon Steel transaction include:

Delivers Superior Stockholder Value

▪      $55 in cash per share or $14.9 billion enterprise value

▪      142% premium to U. S. Steel’s unaffected closing stock price on August 11, 2023 and a premium of ~74% to the initial price of $31.50 at which the initial bidder tried to acquire U. S. Steel

▪      $565 million termination fee protection from Nippon Steel and significant commitments to achieve regulatory approvals (i.e., the Committee on Foreign Investment in the United States (“CFIUS”))

Provides Critical Investments to Protect and Grow U. S. Steel

▪      Significant capital investments in the union-represented facilities in the Mon Valley and elsewhere to enhance U. S. Steel’s domestic production capabilities, totaling at least $2.7 billion

▪      Nippon Steel’s manufacturing capabilities and world-leading technologies make it the premier partner to reinvigorate and grow U. S. Steel, delivering our customers superior products now and for generations to come

Committed to Partnering with the United Steelworkers (“USW”) and Investing in Our People

▪      Nippon Steel will assume all USW agreements, including collective bargaining agreements

▪      Represented members will continue receiving their paychecks, profit sharing and benefits from U. S. Steel

▪      Committed to zero layoffs, idled plants or permanent closures as a result of the transaction

▪      Creating up to ~5,000 temporary construction jobs by the $1 billion investment committed by Nippon Steel to modernize Mon Valley Works[4]

▪      $5,000 closing bonus for every represented U. S. Steel employee and every eligible non-represented employee

4 Projected Economic Impact of $1 Billion Investment by Nippon Steel Corporation Into U. S. Steel's Southwestern Pennsylvania Operations, Parker Strategy Group, October 1, 2024.

Reinvigorates the American Steel Industry

▪       Production and jobs will remain in America as part of Nippon Steel’s efforts to support a stronger American steel industry with enhanced competition and resilience against China, and to protect and create generations of good-paying, family-sustaining jobs in the United States

▪       Revitalizes communities that rely on American steel, bolsters the American steel supply chain and supports American manufacturing and innovation, enhancing U.S. national security

U. S. Steel stockholders have overwhelmingly supported the Nippon Steel Transaction, with more than 98% of the shares voted at the special meeting of stockholders approving the merger agreement. Your vote is even more important now to ensure our Board can continue to deliver for stockholders and pursue all avenues so that YOU can realize this value maximizing transaction.

As part of this Board’s commitment to delivering $55 in cash per share to U. S. Steel’s stockholders, we are pursuing all available options, including our joint legal action with Nippon Steel to obtain a fair, objective government national security review. Contrary to Ancora’s baseless criticisms, our litigation is essential to enabling our Board to finish the job of delivering maximum value for you, as these legal actions extend the process to allow for an agreement or unbiased review under the new administration. Given the Board’s proven track record of taking all action to maximize value for stockholders – including through the Company’s strategic transformation and robust strategic alternatives review process – this Board can be counted on to best navigate the alternative future if the merger fails to close and to act in the best interests of all stockholders.

U. S. Steel’s current Board has overseen and continues to oversee the transformation of U. S. Steel into a stronger, multifaceted business that commands a $55 per share all-cash offer. This is the Board you want to finish the job.

Vote on the WHITE proxy card “FOR” U. S. Steel’s director nominees to have a Board that has and will take all action to deliver maximum value for stockholders.

ANCORA HAS MADE NO COMMITMENTS; HAS A QUESTIONABLE, OPTION-LIMITING PLAN; AND HAS INFERIOR NOMINEES WHO ARE UNQUALIFIED TO RUN U. S. STEEL –

THIS IS NOT ALIGNED WITH YOUR BEST INTERESTS

While our Board has been working diligently to deliver for U. S. Steel stockholders, Ancora has chosen to run a conflicted, misleading and value-destructive proxy contest with a stated aim of disrupting the process of gaining approval for the Nippon Steel Transaction.

We believe this spoiler campaign is evidence of Ancora’s motivations to kill the high-premium Nippon Steel Transaction, take control of the Board and then try to force a low-premium and highly uncertain transaction with Cleveland-Cliffs with critical antitrust risk, or explore a sale of U. S. Steel’s domestic non-integrated assets.5 This risk is highlighted by statements from their proxy statement indicating a plan to dispose of non-integrated assets.

5 Ancora preliminary proxy statement: https://www.sec.gov/Archives/edgar/data/1163302/000092189525000773/prec14a06470052_03142025.htm

Ancora’s “plan” provides no actionable path forward in terms of execution that U. S. Steel’s current CEO and Board haven’t already considered or aren’t already doing. Ancora has made no commitments to bringing technological enhancements, increasing manufacturing capacity, investing in the United States or protecting jobs at U. S. Steel. Not to mention, their option-limiting strategy beholds them to one path forward, focused on exploring options for our EAF operations while investing in our legacy footprint, which beholds Ancora to certain U. S. Steel stakeholders. Ancora is more focused on making decisions that are in the best interests of these Ancora allies, and not our Company or U. S. Steel stockholders.

Ancora and several of its nominees are effectively part of the Cleveland-Cliffs organization.

•	Ancora is a long-time stockholder of Cleveland-Cliffs.

•	In a quite remarkable turn of events, Cleveland-Cliffs inserted itself into a proxy fight at another company to publicly support Ancora during its campaign against Norfolk Southern in 2024, and its CEO Lourenco Goncalves wrote to “express [his] support in [Ancora’s] current proxy fight with Norfolk Southern” and that Cleveland-Cliffs did “not foresee any negative impact to our great relationship with Norfolk Southern in the event of a Board turnover.”
o	Ancora’s CEO and current nominee Fred DiSanto worked closely with Cleveland-Cliffs during this proxy fight.
o	In that proxy fight, Ancora pushed for Jamie Boychuk to be the new COO of Norfolk Southern (Boychuk has now been nominated by Ancora to be a director of U. S. Steel).

Other Ancora nominees have financially benefited from their Cleveland-Cliffs ties.

•	Ancora nominee Robert Fisher served as a richly rewarded, long-tenured director on the Cleveland-Cliffs Board from 2014 to 2024, including as Chair of the Compensation Committee.

•	Ancora nominee Alan Kestenbaum served as CEO from 2017 to 2019 and then as Executive Chairman of Stelco beginning in 2020 until its acquisition by Cleveland-Cliffs in November 2024. Kestenbaum received 3.9 million shares of Cleveland-Cliffs stock when the Stelco deal closed and stated in a January 2025 interview[6] that he “likes” Cleveland-Cliffs stock and intends to hold the stock.

•	Ancora nominee Roger Newport served as CEO and a Director of AK Steel from January 2016 to March 2020, when he retired in connection with the fire sale of a rapidly declining AK Steel to Cleveland-Cliffs.

The Ancora nominees clearly were not selected to provide independent oversight of U.S. Steel or independent assessments of its value-creation opportunities.

Not only are Ancora’s nominees conflicted, they also lack relevant experience, including with the kinds of capital investments Ancora is suggesting it will lead at U. S. Steel.

•	Alan Kestenbaum has never run a company of the same caliber, size or complexity. U. S. Steel, with its multi-site, U.S.-based blast furnace operations, significant EAF-based steelmaking, iron-ore mines, value-added finishing assets, tubular operations and European footprint, is a significantly more complex business than the single-mill, Canadian blast furnace operation Kestenbaum ran. In 2024, U. S. Steel had $15.6 billion in revenue, 13 operating facilities and more than 22,000 employees. Alan Kestenbaum has never overseen a company with more than $3 billion in revenue, two operating facilities or 4,018 employees.

•	Alan Kestenbaum repeatedly failed to meet projections at far less complex businesses such as Stelco and Ferroglobe (at Stelco, Kestenbaum stated his vision for the company was $8.0 billion in revenue, when the actual revenue was $2.9 billion by time of sale to Cleveland-Cliffs; at Ferroglobe, the company’s full year EBITDA dropped from $295 million to $73 million from the beginning of his tenure to his resignation). With Kestenbaum’s track record of underperformance at smaller businesses, what is his goal for U. S. Steel? He already thinks the Company’s stock is overvalued[7] – what price does he want to drive the shares down to and what is his plan if it gets there? Most importantly, why have Kestenbaum and Cleveland-Cliffs led a comprehensive campaign to undermine the Nippon Steel Transaction?

6 Steel Market Update Community Chat interview with Alan Kestenbaum, January 22, 2025.

7 Bloomberg (27 January 2025) https://www.bloomberg.com/news/articles/2025-01-27/activist-pick-for-us-steel-ceo-eyes-major-stake-if-given-top-job.

•	Two of Ancora’s nominees have never served as directors of public company boards. And of those who currently serve on public company boards, several have seen significant declines in TSR at their respective companies.

•	NO directors on Ancora’s slate have any mini-mill experience, which comprises 38% of U. S. Steel’s domestic flat-rolled business and is a key part of the Company’s go-forward strategy. Perhaps that is why Ancora fails to appreciate the value of U. S. Steel’s diversified strategy.

•	Ancora's slate includes nominees with questionable and conflicted track records. Ancora was issued a censure, cease and desist for improper political campaign contributions. Further, Jamie Boychuk has a problematic safety record, having served as EVP of Operations from 2019 to 2023 during the deterioration of CSX's FRA train accident frequency rate,[8] and having been associated with a CN train derailment.

Ancora’s questionable, option-limiting plan for U. S. Steel, paired with its slate of unqualified nominees, makes it clear that Ancora is not serious about maximizing value for U. S. Steel stockholders. On top of that, Ancora’s own statements make clear that they would have preferred that U. S. Steel sell itself to Cleveland-Cliffs, despite the superiority of Nippon Steel’s offer, and completely ignore the significant anti-trust concerns of a transaction with Cleveland-Cliffs that would make any such transaction a lengthy, value-destructive and highly uncertain process.

The alarming number of ties between Ancora, Cleveland-Cliffs and Ancora’s director nominees, and the fact that Ancora’s desired CEO and Cleveland-Cliffs are actively trying to drive U. S. Steel’s stock price down, are clear signs that Ancora is working to create value for Cleveland-Cliffs and its management, not U. S. Steel stockholders, and that their interests are not the same as yours.

The facts are simple – Ancora had no interest in selecting an independent slate of nominees to serve as the steward for U.S. Steel stockholders. Ancora’s attempt to replace our highly qualified director nominees, who have proven that they are open to taking all actions to maximize value, with their subpar and closed-minded nominees should be rejected.

PROTECT THE VALUE OF YOUR INVESTMENT IN U. S. STEEL – VOTE ON THE WHITE PROXY CARD TODAY!

Investors have a choice: Let the U. S. Steel CEO and Board of Directors continue delivering extraordinary value for stockholders and acting in your best interests OR take on risk with Ancora’s unqualified and conflicted nominees who want to forgo the historic deal premium and drive down U. S. Steel’s stock price. The choice is clear: vote "FOR" all 10 highly qualified U. S. Steel nominees on the WHITE proxy card TODAY.

8 During the period of Q3 2019 to Q3 2023.

On behalf of your Board, we thank you for your continued support.

Sincerely,

Tracy A. Atkinson	Andrea J. Ayers	David B. Burritt	Alicia J. Davis

Terry L. Dunlap	John J. Engel	John V. Faraci	Murry S. Gerber

Paul A. Mascarenas	Michael H. McGarry	David S. Sutherland	Patricia A. Tracey

For more information regarding U. S. Steel’s strategy and Board nominees, please visit: www.VoteforUSSFuture.com

YOUR VOTE IS IMPORTANT!

If you have any questions about the Annual Meeting or how to vote your shares, please contact the firm assisting us with the solicitation of proxies.

INNISFREE M&A INCORPORATED

(888) 750-5884 (toll free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)

Forward-Looking Statements

This communication contains information regarding the Company that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, anticipated capital expenditures, the construction or operation of new or existing facilities or capabilities and the costs associated with such matters, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the merger between the Company and Nippon Steel Corporation (the “Merger”), including the timing of the completion of the Merger. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the Merger on a timely basis or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the Merger (the “Merger Agreement”); risks arising from litigation related to the Merger, either brought by or against the parties; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger and related litigation; certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs or expenses resulting from the Merger; the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending Merger could distract management of the Company. The Company directs readers to Item 1A of the Annual Report on Form 10-K for the year ending December 31, 2024, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. All information in this report is as of the date above. The Company does not undertake any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations whether as a result of new information, future events or otherwise, except as required by law. References to “U. S. Steel,” the “Corporation,” the “Company,” “we,” “us,” and “our” refer to United States Steel Corporation and its consolidated subsidiaries unless otherwise indicated by the context. U. S. Steel does not incorporate into this document the contents of any website References throughout this document to greenhouse gas (“GHG”) emissions refer to Scope 1 and Scope 2 emissions.

Important Additional Information Regarding Proxy Solicitation

United States Steel Corporation (the “Company”) has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”) and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents regarding its solicitation of proxies for the 2025 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, ALONG WITH ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Company with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Company with the SEC also may be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Director Compensation,” “Proposal 2: Advisory Vote on Executive Compensation,” “Compensation & Organization Committee Report,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Potential Payments Upon Termination or Change in Control,” “CEO Pay Ratio,” “Pay Versus Performance,” “Stock Ownership of Directors and Executive Officers,” and “Stock Ownership of Certain Beneficial Owners.” To the extent holdings by our directors and executive officers of Company securities reported in the Proxy Statement have changed, such changes will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. These documents can be obtained free of charge from the sources indicated above.